Exhibit 5.1

Richard G Schmalzl Direct: 513.629.2828 rschmalzl@graydon.com	December 9, 2013

Fifth Third Bancorp

Fifth Third Center

38 Fountain Square Plaza

Cincinnati, OH 45263

Dear Ladies and Gentleman:

We have acted as counsel to Fifth Third Bancorp, an Ohio corporation (“Fifth Third”) in connection with the filing of the Prospectus Supplement dated as of December 9, 2013 to the Prospectus dated as of March 26, 2013, filed by Fifth Third with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Act”), relating to the offer and sale by Fifth Third of 18,000,000 depositary shares (the “Depositary Shares”), each representing 1/1000th ownership interest of a share of 6.625% Fixed-to-Floating Rate Non-Cumulative Perpetual Preferred Stock, Series I with a liquidation value per share of $25,000 (“Series I Preferred Stock”). The aggregate number of shares of Series I Preferred Stock being issued by Fifth Third in connection with the offer and sale of the Depositary Shares is 18,000 shares (the “Series I Preferred Shares”). The Prospectus Supplement is part of Fifth Third’s Registration Statement on Form S-3 (Registration No. 333-187546), which was filed with the Commission on March 26, 2013.

We have reviewed the Prospectus Supplement and examined such corporate records, certificates, documents and matters of law as we have deemed necessary or appropriate as a basis for the opinion set forth below. We have further assumed (1) that all documents submitted to us as originals are authentic, (2) with respect to all documents supplied to us as drafts, the final, executed versions of such documents are identical in all material respects to the versions most recently supplied to us, (3) other than with respect to Fifth Third, each such final version (when executed) is valid and enforceable in accordance with its terms, (4) as to statements of officers of Fifth Third and certificates of public officials, that all such statements and certificates have been properly given and accurate, (5) the facts and information contained in the Prospectus Supplement are accurate and complete, and (6) the Depositary Shares will be sold at the offering price stated on the cover of the Prospectus Supplement.

In rendering such opinion, we have assumed that the certificates for the Depositary Shares and the Series I Preferred Shares conform to the specimens thereof examined by us, and that the Depositary Shares have been duly countersigned by a transfer agent and duly registered by a registrar of the Depositary Shares.

Based upon such examination and the assumptions set forth herein, we are of the opinion that the Depositary Shares and the Series I Preferred Shares are each validly issued, fully paid and nonassessable and the holders of the Depositary Shares are entitled to the rights specified in the Deposit Agreement dated December 9, 2013.

The foregoing opinion is limited to the federal laws of the United States, the laws of the State of Ohio and the Delaware General Corporation Law, and we are expressing no opinion as to the effect of the laws of any other jurisdiction. We express no opinion as to whether, or the extent to which, the laws of any particular jurisdiction apply to the subject matter of the agreements and documents referred to herein, including without limitation the enforceability of the governing law provisions contained in such agreements and documents.

We hereby consent to the filing of this opinion as an exhibit to Fifth Third’s Form 8-K (which is deemed incorporated by reference into the Registration Statement) and to the references to this firm under the heading “Validity of the securities” in the Registration Statement and Prospectus Supplement without admitting that we are “experts” within the meaning of the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission issued thereunder, with respect to any part of the Registration Statement, including this exhibit.

Very truly yours,

Graydon Head & Ritchey LLP

/s/ Richard G. Schmalzl

Richard G Schmalzl, Partner